Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

September 15, 2011

CONTACT: Stuart Rothstein	NYSE: AMTG

(212) 822-0722

Apollo Residential Mortgage, Inc.

Announces Capital Deployment Update

New York, NY, September 15, 2011 – Apollo Residential Mortgage, Inc. (NYSE:AMTG) (the “Company”) announced today a summary of its initial investment activity since the closing of its initial public offering (“IPO”) on July 27, 2011.

Previously the Company announced the completion of both the IPO of 10,000,000 shares of its common stock and a concurrent private placement of 250,000 shares of its common stock to certain affiliates and personnel of Apollo, each at a price of $20.00 per share, resulting in gross proceeds of $205.0 million. The gross underwriting spread was fully paid by an affiliate of the manager of the Company, while the Company is responsible for other organizational and offering (“O&O”) costs of approximately $2.0 million. Net of these other O&O costs, the Company had net proceeds of approximately $203.0 million from the IPO and concurrent private placement to invest.

As of September 13, 2011, the Company had acquired a portfolio with an aggregate cost of $423.8 million, comprised of $378.7 million in agency residential mortgage-backed securities (“RMBS”) and $45.1 million in non-agency RMBS.

The following tables set forth additional detail regarding the Company’s aggregate investment activity as of September 13, 2011:

Residential Mortgage-Backed Securities

(dollar amounts in thousands)

	Principal	Premium (Discount)	Cost *	Weighted Average Coupon	Weighted Average Yield **

Agency RMBS – ARMs	$227,068	$10,891	$237,959	2.9%	1.9%
Agency RMBS – Fixed rate	131,275	9,504	140,779	4.6	2.7
Non-Agency RMBS	62,527	(17,419)	45,108	1.1	12.5

Total RMBS	$420,870	$2,976	$423,846	3.2%	3.3%

*	Includes unsettled purchases with an aggregate cost of $129,306 at September 13, 2011.
**	Weighted average yield incorporates future prepayment and loss assumptions.

“In light of the significant increase in market volatility that occurred shortly after the closing of our IPO, we have intentionally taken a deliberate and more measured approach in deploying the net proceeds from the offering,” said Michael A. Commaroto, Chief Executive Officer. “That being said, through the diligent efforts of our investment team we have found what we believe to be attractive investments in each of our Agency RMBS and non-Agency RMBS target asset classes and we are following through on our plan to seek to create a diversified and well underwritten portfolio that will meet our return objectives.”

The Company has financed certain of its RMBS investments with repurchase agreements totaling $123.7 million and has entered into interest rate swap agreements with an aggregate notional amount of $100 million and a weighted average fixed interest rate of 1.0% in order to seek to mitigate the interest rate exposure in the Company’s portfolio.

As additional investments are made, the Company anticipates increasing the leverage on the portfolio in a manner consistent with leverage ranges outlined in the Company’s final IPO prospectus. Given the Company’s expectations for leverage levels when capital is fully deployed, the investments through September 13, 2011 represent the deployment of approximately $51 million of net equity, or approximately 25% of the IPO net proceeds, with $152 million of net proceeds remaining available to invest.

The following table sets forth the Company’s borrowings as of September 13, 2011 as well as the borrowings and cost of funds expected once the current portfolio is fully levered:

Current and Expected Financing *

(dollar amounts in thousands)

		Fully Levered *
Collateral	Current Balance	Expected Fully Levered Balance	Expected Cost of Funds	Expected Hedged Cost of Funds

Agency RMBS – ARMs	$60,145	$206,868	0.3%	0.3%
Agency RMBS – Fixed rate	31,849	134,758	0.3%	0.8%
Non-Agency RMBS	31,664	31,664	1.6%	1.6%

Total	$123,658	$373,290	0.4%	0.6%

*	Assumes the Company adds $249.6 million of additional leverage to the current portfolio at a rate of approximately 28 basis points.

Stuart Rothstein, Chief Financial Officer, commented, “In addition to finding attractive risk-adjusted investments, we believe we have also demonstrated our ability to effectively finance our positions. At present we have in place repurchase agreements with 15 counterparties representing over $3 billion of financing capacity. To date we have accumulated a portfolio we expect to finance with approximately $373.2 million of borrowings with a weighted average cost of funds of 0.6%, on a fully-hedged basis. Importantly, the key terms associated with financing both our agency and non-agency positions have been consistent with our original underwriting.”

About Apollo Residential Mortgage, Inc.

The Company is a residential real estate finance company that has been formed primarily to invest in, finance and manage Agency and non-Agency residential mortgage-backed securities, residential mortgage loans and other residential mortgage assets in the United States. The Company is externally managed and advised by ARM Manager, LLC, a Delaware limited liability company, an indirect subsidiary of Apollo Global Management, LLC. Additional information can be found on the Company’s website at www.apolloresidentialmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about possible or assumed future results of the Company’s business, financial condition, liquidity, results of operations, plans and objectives. When used in this release, the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the Company’s use of the proceeds of the IPO and concurrent private placement; market trends in the Company’s industry, interest rates, real estate values, the debt securities markets, the U.S. housing market or the general economy or the demand for residential mortgage loans; the Company’s business and investment strategy; the Company’s projected operating results; the Company’s ability to obtain and maintain financing arrangements; the Company’s expected portfolio of assets; rates of default or decreased recovery rates on the Company’s assets; availability of opportunities to acquire residential mortgage assets, among others. For a further list and description of such risks and uncertainties, see the Company’s final prospectus relating to its IPO filed with the Securities and Exchange Commission, as may be updated by the reports filed by the Company with the Securities and Exchange Commission. The forward-looking statements, and other risks, uncertainties and factors are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. Forward-looking statements are not predictions of future events. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.